EXHIBIT 99.1

SUMMARY OF OPTIONS SUBJECT TO ACCELERATION

	Aggregate number of shares issuable upon accelerated stock options	Weighted average exercise price per share

Executive officers	1,207,812	$12.16
Directors	53,332	$14.86
All other employees	783,343	$11.61
Total	2,044,487	$12.02